Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

BUZZEOPDMA LLC

This Limited Liability Company Agreement (the “Agreement”) of BuzzeoPDMA LLC is entered into as of the 26th day of October, 2010 by Cegedim Inc., as the sole member of the limited liability company (the “Member”).

The Member hereby forms a limited liability company pursuant to an in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. § 18-101, et seq.) (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is BuzzeoPDMA LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property) and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Member may, any time and from time to time, change the registered agent.

5. Membership Units. The Company shall consist of one hundred (100) Membership Units, each of the same class and each having equal rights under all provisions of this Agreement. The name, business address and owner of the Membership Units is as set forth on Schedule A.

6. Powers. The business and affairs of the Company will be managed by the Member. The Member has the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the Jaws of the State of Delaware. In connection with the foregoing, the Member is hereby authorized and empowered to act through the officers and employees of the Company, if any, and any other persons designated by the Member to carry out any and all of the powers and authorities that the Member possesses under this Agreement. The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation; and (ii) borrow and re-lend money (on such terms and conditions as the Member may determine) in connection with the business of the Company.

7. No Management by Other Persons or Entities. Except and only to the extent expressly delegated by the Member, no person or entity other than the Member is an agent of the Company or has any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

8. Officers. The Member may, from time to time, designate one or more persons to be an officer of the Company, who shall have such titles and exercise and perform such powers and duties as the Member assigns to them from time to time. Any officer, may be removed by the Member at any time, with or without cause. Each officer will hold-office until his or her successor is duly designated and qualifies or until the earlier of the officer’s death, resignation or removal. Any number of offices may be held by the same person. The following person is hereby initially designated an officer of the Company:

William Buzzeo, General-Manager and Vice President

9. Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member or an officer as to:

a. the identity of the Member or officer;

b. the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or officer or are in any other manner germane to the affairs of the Company;

c. the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

d. any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

10. Foreign Qualification. The Company may qualify to transact business as a foreign limited liability company in any jurisdiction the Member determines is necessary or appropriate to carry out the business activities of the Company and shall deliver all certificates and other instruments that are necessary to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business activities.

11. Dissolution. The Company will dissolve, and its affairs will be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) the bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

12. Winding Up. Upon the dissolution and winding up of the Company, the assets will be distributed as provided for in Section 18-804 of the Act and upon completion of the distribution of Company assets, the Company will be terminated and the person acting as liquidator shall cause the cancellation of the Certificate of Formation and shall take such other actions as may be necessary or appropriate to terminate the Company.

13. Capital Contribution. The Member has contributed cash in the amount set forth on Schedule A as its initial capital contribution. The Member is not required to make any additional capital contribution to the Company but may do so as it deems appropriate.

14. Allocation of Profits and Losses. The Company’s profits and losses will be allocated to the Member.

15. Distributions. Distributions will be made to the Member at the times and in the aggregate amounts determined by the Member.

16. Assignments. The member may assign in whole or in part its membership interest.

17. Resignation. The Member may resign from the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member(s) of the Company, the Member shall amend this Agreement to make such changes as the Member determines to reflect the fact that the Company will have more than one member.

19. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

20. Governing Law. This Agreement is governed by, and will be construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first written above.

CEGEDIM INC.

By:	/s/ David M. McCoy
Name: David M. McCoy
Title: VP, General Counsel and Secretary

SCHEDULE A

Member	Capital Contribution	Membership Units
Cegedim Inc.	$1,000	100
1425 US Highway 206 Bedminster, NJ 07921